UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 10, 2011 (August 4, 2011)
Date of Report (Date of earliest event reported)

MODERN MOBILITY AIDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-168983	27-4677038
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5511 Steeles Ave West
Unit 7
Toronto, ONT M9L 1S7
Attn:  Mohamed K. Karatella
(Address of Principal Executive offices)(Zip Code)

(416) 417-7131
(Registrant's telephone number Including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 4, 2011, through a fully owned subsidiary that we incorporated under laws of Toronto, Canada, we entered into a share exchange agreement to acquire all of the outstanding common stock of Lumigene Technologies, Inc. (“Lumigene”). Lumigene is, a corporation organized in Ontario, Canada, in the business of developing point of source infectious disease diagnostic machines which will enable health professionals to quickly and effectively diagnose and treat infectious diseases.  Its products are the subject of ongoing research and development efforts.  Lumigene has realized no revenue to date.

Our aggregate purchase price for the shares and certain debt owed to the current shareholders of Lumigene is $1,000,000, an additional $480,000 if certain post closing milestones are satisfied and 2% of all gross revenue realized from the business after the closing.  The purchase price is reflected in Canadian dollars.

The closing of this transaction is subject to various conditions including our satisfactory completion of due diligence within 60 days from August 4, 2011 and procuring various consents that may be required under Lumigene’s existing contracts with third parties.  Furthermore, we will need to raise the funds necessary to close the transaction as well as to provide working capital to allow Lumigene to continue the development of its products. There can be no assurance that the conditions precedent to closing this transaction will be satisfied or that we will be able to raise the funds necessary to consummate the transaction.

Item 9.01	Exhibits.

Exhibit No.	Description of Exhibit

10.2
Share Purchase Agreement dated August 4, 2011 between MDRM Group (Canada) Ltd. (of the first part), Michalkoff Family Trust, Hrycyshyn Family Trust and Stolarchuk Family Trust (of the second part), Lumigene Technologies Inc. (of the third part)and Mark Michalkoff, Roman Hrycyshyn and Danylo Stolarchuk (of the fourth part).

99.1	Press Release issued August 10, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2011	MODERN MOBILITY AIDS, INC. (Registrant)

/s/ Mohamed K. Karatella
Mohamed K. Karatella, President, Chief Financial Officer, Treasurer and Principal Accounting Officer